Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of MYnd Analytics, Inc. on Form S-4 of our report dated December 11, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of MYnd Analytics, Inc. as of September 30, 2018 and 2017 and for the years ended September 30, 2018 and 2017, which report appears in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Joint Proxy Statement/Prospectus.

/s/ Marcum LLP
Marcum LLP
Costa Mesa, California
February 13, 2019